SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

[(Amendment No. ___)]

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[ ] [ ] [X] [ ] [ ]

Preliminary Proxy Statement
Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c)or ss. 240.14a-12

ORION POWER HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] [ ]	No fee required Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(A) (B) (C) (D) (E)

Title of each class of secruties to which transaction applies:_________________________
Aggregate number of securities to which transaction applies:________________________
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _____________________________________________________________
Proposed maximum aggregate value of transaction:_______________________________
Total fee paid:____________________________________________________________

[ ] [ ]

Fee previously paid with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(A) (B) (C) (D)

Amount Previously Paid:_______________________
Form, Schedule or Registration Statement No.:__________________________
Filing Party:_________________________________
Date Filed:__________________________________

ORION POWER HOLDINGS, INC.

Notice of Annual Meeting of Stockholders
to be held June 11, 2001

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Orion Power Holdings, Inc. (the “Company”) will be held at the Hyatt Regency Baltimore Inner Harbor Hotel, 300 Light Street, Baltimore, Maryland on June 11, 2001 at 2:00 in the afternoon, local time, for the following purposes:

1. 2. 3.	To elect nine (9) directors.

To approve the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2001.

To transact such other business as may properly come before the meeting, or any adjournment thereof.

          Stockholders of record at the close of business on April 20, 2001 shall be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors, W. Thaddeus Miller Secretary

Dated:  April 30, 2001
             Baltimore, Maryland

           IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

ORION POWER HOLDINGS, INC.
7 East Redwood Street, 10th Floor
Baltimore, Maryland 21202

PROXY STATEMENT

           The accompanying Proxy is solicited by the Board of Directors of Orion Power Holdings, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Hyatt Regency Baltimore Inner Harbor Hotel, 300 Light Street, Baltimore, Maryland on June 11, 2001, at 2:00 in the afternoon, local time, or any adjournment thereof, at which stockholders of record at the close of business on April 20, 2001 shall be entitled to vote. The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

           There is being mailedherewith to each stockholder of record the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2000. It is intended that this Proxy Statement and form of Proxy will first be sent or given to stockholders on or about April 30, 2001. The Company will provide without charge to each of its stockholders, on written request of such stockholders, a copy of its Annual Report on Form 10-K for the year ended December 31, 2000. Written requests for such Form 10-K should be sent to Investor Relations, Orion Power Holdings, Inc., 7 East Redwood Street, 10th Floor, Baltimore, Maryland 21202. Additionally, a copy of our Annual Report on Form 10-K is available for download at our web site www.orionpower.com.

          Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company). The powers of the proxy holders will be suspended if the person executing the proxy attends the Meeting in person and so requests. Attendance at the Meeting will not, in itself, constitute revocation of a previously granted proxy.

          If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the slate of nominees proposed by the Board of Directors, for ratification of the appointment of Arthur Andersen LLP as the Company’s independent accountants for the fiscal year ending December 31, 2001, and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion.

          Pursuant to the By-laws, the Board of Directors has fixed April 20, 2001 as the time and date for the determination of stockholders entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter. On April 20, 2001, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting 93,095,926 shares of common stock. Each holder of common stock is entitled to one vote for each share of stock held by such holder. The presence at the Meeting, in person or by proxy, of holders representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum. In accordance with Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Directors shall be elected by a plurality of votes present or represented by proxy and entitled to vote at the Meeting. All other items on the agenda must receive the affirmative vote of a majority of the shares voted at the meeting in order to pass. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders, whereas broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

          It is expected that the following business will be considered at the meeting and action taken thereon:

1. ELECTION OF DIRECTORS

          Pursuant to the By-Laws of the Company, the number of directors of the Company has been set at nine members. It is proposed to elect nine directors at this Meeting to hold office for a one year term until the 2002 Annual Meeting of Stockholders and until their successors are duly elected and qualified. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a director of the Company. If some unexpected occurrence should make necessary, in the Board of Directors’ judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a director. The following table sets forth certain information with respect to the nominees.

NOMINEES FOR ELECTION

Our nominees for directors are as follows:

                                            Principal Occupation and                   Served as a Director
       Name                      Age          Positions Held                                  Since
      ----                       ---          --------------                                 -----

Frederic V. Salerno (a) (b)...   57      Chairman of the Board of Directors                   2000
Jack A. Fusco.................   38      Chief Executive Officer, President and Director      1999
Edward A. Crooke..............   62      Director                                             2000
Richard A. Friedman...........   43      Director                                             1998
Tsutomu Kajita................   47      Director                                             1999
Douglas F. Londal.............   35      Director                                             2000
Cheryl D. Mills (a) (b).......   36      Director                                             2000
Terence M. O'Toole (b)........   41      Director                                             1998
Vincent Tese (a) (b)..........   58      Director                                             2000

_________________

(a) (b)	Member of Audit Committee. Member of Compensation Committee.

           Frederic V. Salerno joined us in April 2000 as Chairman of our Board of Directors. He is currently the Vice Chairman and Chief Financial Officer of Verizon Communications, effective with the closing of the merger of Bell Atlantic Corporation and GTE in June 2000. Since 1997, he has been the Senior Executive Vice President and Chief Financial Officer of Strategy and Business Development at Bell Atlantic. Prior to his position at Bell Atlantic, he served as Vice Chairman of Finance and Business Development at NYNEX Corporation from 1994 to 1997, and served as President of Worldwide Services Group from 1991 to 1994, and as a director of NYNEX from 1991 to 1997. Mr. Salerno joined New York Telephone in 1965. He currently serves as a director of Viacom, Inc. and The Bear Stearns Companies Inc. Mr. Salerno holds a B.S. from Manhattan College and an M.B.A. from Adelphi University.

           Jack A. Fusco has been our Chief Operating Officer since our inception in March 1998. He was appointed President and Chief Executive Officer in November 1999. Mr. Fusco has over 16 years of experience in various areas of the power generation industry. Prior to joining us, Mr. Fusco was a Vice President at Goldman Sachs Power, an affiliate of Goldman, Sachs & Co., beginning in 1997. Prior to joining Goldman, Sachs & Co., Mr. Fusco was Executive Director of International Development and Operations for Pacific Gas & Electric's non-regulated subsidiary PG&E Enterprises. In that role, he was responsible for the development and implementation of PG&E's International Business Strategy and the launching of International Generating Company, an international wholesale power producer. Mr. Fusco holds a B.S. in Mechanical Engineering from California State University, and is a Registered Professional Mechanical Engineer in the State of California.

           Edward A. Crooke assumed the position of Vice Chairman of Constellation Energy Group in October 2000, a position he previously held before retiring in January 2000. Upon completion of the separation of Constellation Energy Group and BGE Corp., Mr. Crooke will become Chairman, President and Chief Executive Officer of BGE Corp., a holding company focused on retail energy and related services. Prior to becoming Vice Chairman of Constellation Energy Group in 1999, he was Chairman, President and Chief Executive Officer of Constellation Enterprises from 1998 through 1999 and President and Chief Operating Officer of Baltimore Gas and Electric Company from 1992 through 1998. Mr. Crooke has worked for Constellation Energy Group and its affiliates for 32 years. He serves on the Board of Directors of Baltimore Equitable Insurance, Allfirst Financial, Inc., Allfirst Bank, Corporate Office Properties Trust and Associated Electric & Gas Insurance Services Limited. Mr. Crooke received a B.A. from the University of Maryland and an M.B.A. from Loyola College.

           Richard A. Friedman served as acting Chairman of our Board of Directors until April 2000. He is Co-Head of Goldman, Sachs & Co.'s Merchant Banking Division, and Head of the Firm's Principal Investment Area. He joined Goldman, Sachs & Co. in 1981, became a Partner in 1990, and was made a Managing Director in 1996. He is Chairman of the Board of AMF Bowling Inc., and on the Board of Directors of Carmike Cinemas, Inc. and Polo Ralph Lauren Corporation. Mr. Friedman received a B.A. from Brown University and an M.B.A. from the University of Chicago Graduate School of Business.

           Tsutomu Kajita is Executive Vice President and Treasurer of Diamond Generating Corporation (one of our stockholders). Since 1993 he has been responsible for investment in and development of international wholesale power projects. Prior to that he was a Vice President of Diamond Energy, Inc., a company engaged in the wholesale power business. He has worked for Mitsubishi Corporation and its affiliates, including Diamond Energy, for 20 years. Mr. Kajita holds a B.A. in Law from Keio University in Tokyo and an M.B.A. from Babson College.

           Douglas F. Londal is a Managing Director of Goldman, Sachs & Co. in the Merchant Banking Division. He joined Goldman, Sachs & Co. in 1991 and was made a Managing Director in 1999. He serves on the Board of Directors of 21st Century Newspapers, Inc., Ruth's Chris Steak House, Inc. and Village Voice Media. Mr. Londal received a B.A. from the University of Michigan and an M.B.A. from the University of Chicago Graduate School of Business.

           Cheryl D. Mills is Senior Vice President for Corporate Policy and Public Programming at Oxygen Media. Prior to joining Oxygen in 1999, Ms. Mills, an attorney, was Deputy Counsel to the President at the White House from 1993 through 1999. She currently serves on the Board of Directors of Cendant Corporation, National Partnership for Women and Families, the Stanford Law School Board of Visitors, the Leadership Conference Education Fund, The Jackie Robinson Foundation, the Robert F. Kennedy Memorial Foundation and the William J. Clinton Presidential Library Foundation Board of Trustees. Ms. Mills earned her B.A. from the University of Virginia and a J.D. from Stanford Law School.

           Terence M. O'toole is a Managing Director of Goldman, Sachs & Co. in the Merchant Banking Division. He joined Goldman, Sachs & Co. in 1983, became a Partner in 1992, and was made a Managing Director in 1996. He is Chairman of the Board of Amscan Holdings, Inc., and serves on the Board of Directors of 21st Century Newspapers, Inc., AMF Bowling, Inc., TBG Information Investors, L.L.C., VoiceStream Wireless Corporation, and Western Wireless Corporation. Mr. O'Toole received a B.S. from Villanova University and an M.B.A. from the Stanford University Graduate School of Business.

           Vincent Tese has been Chairman of Wireless Cable International Inc. since April 1995. Mr. Tese was Chairman of Cross Country Wireless Inc. from October 1994 to July 1995 and was a corporate officer and a general partner of Cross Country Wireless Inc.'s predecessors, Cross Country Wireless Cable-I, L.P. and Cross Country Wireless Cable West, L.P. from 1990 until October 1994, Mr. Tese was the Director of Economic Development for the State of New York from June 1987 to December 1994. Mr. Tese is currently Chairman of the Audit Committee of the Board of Directors of The Bear Stearns Companies, Inc. He also serves on the boards of Allied Waste Industries, Inc., Bowne and Company, Inc. and Cablevision, Inc. He received a B.A. from Pace University in 1966 and a J.D. from Brooklyn Law School in 1972 and the L.L.M. from New York University School of Law in 1973.

           Our Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The Audit Committee selects the independent public accountants to audit our annual financial statements and establishes the scope of and oversees the annual audit. The Audit Committee also is responsible for risk management and control and credit policies. The Compensation Committee approves and administers compensation and employee benefit plans. Our Board may establish other committees from time to time to facilitate the management of our business and affairs.

           In the fiscal year ended December 31, 2000, there were eighteen meetings of the Board of Directors, no meetings of the Audit Committee and one meeting of the Compensation Committee. Each director of the Company attended in excess of 75% of the total number of meetings of the Board of Directors and committees thereof.

Compensation of Directors

           Each of Ms. Mills and Mr. Tese receives $20,000 annually and $1,500 per board meeting. We also granted each of them options to purchase 12,000 shares, of which 10,000 vest over the first year following the grant date and the remaining options vest over the second year following the grant date. In addition, we reimburse them for reasonable expenses they incur in attending board or committee meetings. Except as described in our director agreement with Mr. Salerno, no other directors receive compensation.

Executive Compensation

           The following table sets forth information for the calendar years ended December 31, 2000, 1999 and 1998 concerning the annual compensation paid or accrued by us to our executive officers ("Named Executive Officers").

SUMMARY COMPENSATION TABLE

                                                                             Long Term
                                                                           Compensation
                                                    Annual Compensation       Awards
                                                                            Number of
                                                                             Securities
                                                                            Underlying          All Other
Name and Principal Position(a)          Year     Salary ($)     Bonus ($)    Options (#)      Compensation ($)(b)
-----------------------------------     ----     -----------    ---------   -------------    -------------------

Jack A. Fusco(c)...................     2000      334,617        450,008     393,738               8,849
     President and Chief Executive      1999      203,167        200,000     434,762                 884
     Officer                            1998      108,333        133,333      21,263               1,967
Scott B. Helm(d)...................     2000      284,618        400,000     329,367               7,026
     Executive Vice President and       1999      186,250        200,000     404,604                 802
     Chief Financial Officer
W. Thaddeus Miller(e)..............     2000      263,462        375,003     323,958               9,120
     Executive Vice President and       1999      149,000        232,333     316,379                 205
     Chief Legal Officer
E. Thomas Webb(f)..................     2000      228,846        325,000     231,875              11,674
     Senior Vice President              1999      153,163        200,000     213,475               1,741

__________________

(a)	We do not have any executive officers other than those named in the table, except for Michael J. Gluckman who commenced employment in December 2000.
(b)	We paid insurance premiums for term life insurance, a 401k match and a 401k bonus for 2000 in the amount of $8,849 for Mr. Fusco, $7,026 for Mr. Helm, $9,120 for Mr. Miller and $11,674 for Mr. Webb.
(c)	Mr. Fusco has been our Chief Operating Officer since June 1998 and he also became our President and Chief Executive Officer in 1999. His 1999 bonus compensation includes a one-time discretionary bonus in addition to the bonus under his employment agreement.
(d)	Mr. Helm has been our Chief Financial Officer since September 1998 and he also became an Executive Vice President in 1999. His 1999 bonus compensation includes a one-time discretionary bonus in addition to the bonus under his employment agreement.
(e)	Mr. Miller commenced his employment in June 1999 as Chief Legal Officer/General Counsel and also became an Executive Vice President in 1999. His 1999 bonus compensation includes a one-time discretionary bonus and a one-time sign on bonus of $32,333 in addition to the regular bonus under this employment agreement.
(f)	Mr. Webb commenced employment in September 1998 as Vice President of Asset Management and became a Senior Vice President in 1999. His 1999 bonus compensation includes a one-time discretionary bonus in addition to the bonus under his employment agreement.

Options Granted

           The table below shows information regarding the grant of stock options made to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2000. The amounts shown for each officer as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation over the term of the options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's common stock. There is no assurance that such potential realizable values will be achieved.

OPTION GRANTS IN THE LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                    ----------------------------------------------------------------------------
                                         PERCENT OF
                             NUMBER OF   TOTAL
                             SECURITIES  OPTIONS              MARKET                    POTENTIAL REALIZABLE VALUE AT
                             UNDERLYING GRANTED TO  EXERCISE PRICE ON                     ASSUMED ANNUAL RATES OF
                             OPTIONS     EMPLOYEES  OR BASE  DATE OF          EXPIRA-  STOCK PRICE APPRECIATION FOR
                             GRANTED    IN FISCAL   PRICE    GRANT    VEST     TION           OPTION TERM
NAME                 DATE      (#)        YEAR      ($/SH)    ($)     DATE     DATE      0%($)     5%($)     10%($)
-----               ------- ----------  ----------  ---------------- --------  -------  ---------  --------  ---------

Jack A. Fusco.....   4/24/00   143,738   4.04       $10.00   $15.50   4/24/03   4/24/10 $790,559   $901,956  $1,013,353
                    11/14/00   100,000   2.81        20.00    20.00  11/14/03  11/14/10    --       100,000     200,000
                    11/14/00   150,000   4.21        20.00    20.00  11/13/05  11/14/10    --       150,000     300,000

Scott B. Helm.....   4/24/00   129,364   3.63        10.00    15.50   4/24/03   4/24/10  711,502    811,759     912,016
                    11/14/00    80,000   2.25        20.00    20.00  11/14/03  11/14/10    --        80,000     160,000
                    11/14/00   120,000   3.39        20.00    20.00  11/13/05  11/14/10    --       120,000     240,000

W. Thaddeus Miller   4/24/00   123,955   3.48        10.00    15.50   4/24/03   4/24/10  681,753    777,818     873,883
                    11/14/00    80,000   2.25        20.00    20.00  11/14/03  11/14/10    --        80,000     160,000
                    11/14/00   120,000   3.37        20.00    20.00  11/13/05  11/14/10    --       120,000     240,000

E. Thomas Webb....   4/24/00    35,935   1.01        10.00    15.50   4/24/03   4/24/10  197,643    225,492     253,342
                     4/24/00    35,935   1.01        15.50    15.50   4/24/03   4/24/10    --        27,850      55,699
                    11/14/00    60,000   1.69        20.00    20.00  11/14/03  11/14/10    --        60,000     120,000
                    11/14/00   100,000   2.81        20.00    20.00  11/13/05  11/14/10    --       100,000     200,000

          The table below sets forth information for the executive officers named in the Summary Compensation Table concerning option exercises during 2000 and outstanding options at December 31, 2000.

AGGREGATED OPTION/SAR EXERCISES IN 2000 AND
DECEMBER 31, 2000 OPTION/SAR VALUES

                                                              NUMBER OF
                            SHARES                      SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                          ACQUIRED ON       VALUE      UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                           EXERCISE       REALIZED        2000 YEAR END (#)           2000 YEAR END ($)(B)
NAME                        (#) (A)          ($)      EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
-----                     -----------     ---------   -----------  -------------   -----------  -------------

Jack Fusco..............      ___            ___        248,996      600,767       $3,488,756      $6,225,848
Scott B. Helm...........      ___            ___        221,336      516,635       $3,118,362      $5,456,079
W. Thaddeus Miller .....      ___            ___        176,697      463,640       $2,483,317      $4,775,022
E. Thomas Webb..........      ___            ___        112,182      333,168       $1,313,836      $2,801,379
(a)	The Named Executive Officers did not exercise any options in 2000.
(b)	Assumes, for all unexercised in-the-money options, the difference between the fair market value ($24.625 per share) at December 31, 2000 and the exercise price of the option.

1998 Stock Incentive Plan

           In February 1999, our Board of Directors adopted and our stockholders approved our 1998 stock incentive plan. In connection with our initial public offering, our Board of Directors approved an amendment to the plan, which was approved by our stockholders, to increase the maximum number of shares that may be awarded under the plan to 7,500,000 shares and to modify the definition of change of control. The plan, as amended, provides for the granting of stock options, stock appreciation rights, share awards, performance awards and restricted stock to our or our subsidiaries' employees, officers, and directors. The 1998 stock incentive plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and stock options that do not so qualify. The maximum number of shares that may be awarded to an employee during any three year period is 1,500,000, and the maximum amount of dollar denominated performance units that may be awarded to any employee is $1,000,000. The 1998 stock incentive plan is designed to comply with the requirements for "performance-based compensation" under Section 162(m) of the Internal Revenue Code, and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 under the Exchange Act.

           The purpose of the 1998 stock incentive plan is to provide an incentive to our directors, officers, employees and consultants to encourage them to devote their abilities to the success of our business. The 1998 stock incentive plan is administered by, and awards may be granted by, the compensation committee of our Board. Generally, the compensation committee has the right to grant options and other awards to eligible participants and to determine the terms and conditions of option and other award agreements, including the vesting schedule of options and other awards and the exercise price of options.

           The 1998 stock incentive plan provides that the term of any option may not exceed ten years. In the event of a change in control (as defined below) of our company, all outstanding stock options, stock appreciation rights, and performance units become immediately and fully vested and any restrictions on restricted stock lapse.

          Change in control generally means:

•	the acquisition of 30% or more of our combined voting power of our voting securities, unless the acquisition is by one of our subsidiaries, any of our employee benefit plans or by any of our stockholders who, together with its affiliates, upon consummation of this offering, beneficially owned 30% or more of the combined voting power of our voting securities;

•	a merger, consolidation, reorganization or other transaction, unless our shareholders continue to control at least 50% of our voting power or the original members of our Board of Directors continue to hold a majority of the Board seats after the transaction;

•	our complete dissolution or liquidation; or

•	the sale of all of our assets or substantially all of our assets.

           In the event of a change in capitalization, the compensation committee will adjust the maximum number and class of shares which may be granted under the 1998 stock incentive plan or to any individual in any three calendar year period, the number and class of shares which are subject to any outstanding options and the purchase price of the option.

Employment Agreements With Named Executive Officers

           Effective November 2000, we entered into amended and restated employment agreements with Jack A. Fusco, our President and Chief Executive Officer, Scott B. Helm, our Chief Financial Officer and Executive Vice President, and W. Thaddeus Miller, our Chief Legal Officer and Executive Vice President, and entered into an employment agreement with E. Thomas Webb, our Senior Vice President of Operations. Effective December 2000, we entered into an employment agreement with Michael J. Gluckman, our Senior Vice President of Corporate Development.

           The following table provides information about the employment agreements of each of our Named Executive Officers:

                                                                                     Option Grants
                                                                                (Shares of Common Stock)
                                                                           Five-year   Three-year
                                 Bonus         Expiration      Stock        Vesting     Vesting       Additional
Name              Salary($)(a)  Range(b)(c)(d)  Date(e)     Purchases(f)  Options(g)   Options(h)     Options(i)
------            -----------   -------------  ----------  -------------  ----------   ----------   ---------------
Jack A. Fusco.....$475,000      75-150%         May 2003   20,000 shares    150,000      100,000    At least 50,000

Scott B. Helm..... 425,000      75-150%      August 2003   40,000 shares    120,000       80,000    At least 40,000

W. Thaddeus Miller 400,000      75-150%         May 2004   22,500 shares    120,000       80,000    At least 40,000

E. Thomas Webb.... 340,000      50-100%    November 2005   15,000 shares    100,000       60,000    At least 30,000

____________

(a)	Subject to annual inflationary increases.
(b)	Discretionary annual cash bonus equal to the specified range, based upon performance criteria to be established in the future.
(c)	In 2000, the bonus was guaranteed and shall be not less than the annual base salary for 2000.
(d)	If Messrs. Fusco, Helm and Miller remain employed with us on May 15, 2001, they will receive additional one-time longevity incentive bonuses in the amounts of $150,000, $125,000 and $125,000, respectively.
(e)	Unless earlier terminated in accordance with the agreement.
(f)	Each of the executive officers entered into a stock purchase agreement to purchase the specified number of shares at a purchase price of $10.00 per share and issued to us a limited recourse promissory note in a principal amount equal to two-thirds of the purchase price of such stock.
(g)	Each of the executive officers was granted stock options to purchase the specified number of shares at the initial public offering price of $20.00 per share, with the options vesting ratably over a five-year period.
(h)	Each of the executive officers was granted stock options to purchase the specified number of shares at the initial public offering price of $20.00 per share, with the options vesting ratably over a three-year period.
(i)	Each of the executive officers is entitled to stock option grants on January 1, 2002 and each January 1 thereafter during the employment term to purchase not less than the specified number of shares at the fair market value of the common stock at the date of grant, with the options vesting ratably over a three-year period.

          Each agreement provides that in the event of termination by us without cause or by the employee for good reason, the employee will be entitled to receive from us within 15 days following his termination:

•	Any earned and unpaid base salary;

•	A cash payment of two times the employee's annual base salary;

•	A cash payment equal to two times the amount of the most recent bonus paid to or earned by the employee in the last fiscal year; and

•	Benefits accrued under any other benefit plan, program or arrangement in which the employee was a participant on the date of termination.

           If the employee owes us monies under the note to the stock purchase agreement on the date of his termination, then cash payment amounts for salary and bonus in excess of the employee’s 2000 salary shall first be applied to satisfy the monies owed to us under the note.

          Good reason means:

•	Our breach of the employment agreement or any related agreement;

•	A reduction in the employee's title, duties or responsibilities;

•	The relocation of the employee or our headquarters to any location outside of Baltimore, Maryland (and, in the case of Mr. Miller, New York); and

•	A change in control as defined in the 1998 stock incentive plan.

           In addition, termination for good reason due to our breach, relocation or a change in control automatically triggers the vesting of all stock options held by each employee. The employment agreement also provides that each employee will not compete with us for a period of one year after the termination of the employee’s employment.

Director Agreement

           On April 5, 2000, we entered into a director agreement with Frederic V. Salerno, who is the Chairman of our Board of Directors. The agreement states that Mr. Salerno will use reasonable best efforts to attend all board meetings, serve on subcommittees and perform such other duties and services appropriate for his position as Chairman. In addition, we agreed to indemnify Mr. Salerno for his activities as a director and reimburse Mr. Salerno for all reasonable business expenses.

           The director agreement is for a two-year term, subject to earlier termination due to death, mutual agreement, cause, a fiduciary resignation or good reason as set forth in the director agreement.

           Under the director agreement, Mr. Salerno is subject to a non-disclosure covenant and a covenant prohibiting the solicitation of our employees and customers. He is also subject to a non-competition covenant which prohibits him from becoming employed by any entity that is principally engaged in our line of business (other than his current employer).

           In connection with the director agreement, we also entered into an option agreement with Mr. Salerno under our 1998 stock incentive plan. Under his option agreement, he has the option to purchase 322,600 shares at an exercise price of $15.50 per share. The option has a five-year term. The option will vest and become exercisable with respect to 50% of the shares on the first anniversary of the grant date. The remaining 50% will vest and become exercisable the day before the second anniversary of the grant date. The option will become immediately vested and exercisable if Mr. Salerno is terminated without cause, resigns as a result of a fiduciary conflict, or resigns for good reason. The option will also immediately vest and become exercisable upon a change in control, as defined in our 1998 stock incentive plan.

           In addition, we entered into a stock purchase agreement with Mr. Salerno. Under his stock purchase agreement, Mr. Salerno may purchase 645,200 shares of our common stock at $15.50 per share paying for one-half of this stock with a limited recourse promissory note.

           We also entered into an investor rights agreement with Mr. Salerno, which set forth certain rights, obligations and restrictions with respect to his shares. The provisions of this agreement terminated automatically upon the closing of our initial public offering in November 2000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders' Agreement

General

           GS Capital Partners II, L.P. and other private investment partnerships affiliated with Goldman, Sachs & Co., Constellation Enterprises, affiliates of Mitsubishi Corporation, Tokyo Electric Power Company International B.V. and we were parties to a stockholders' agreement, most provisions of which terminated automatically upon the closing of our initial public offering in November 2000.

IPO Fees

           Pursuant to the stockholders’ agreement, prior to our public offering, Goldman, Sachs & Co. had the right to provide all investment banking services on arms-length terms, conditions and pricing. We paid $16.4 million to Goldman, Sachs & Co. in connection with our initial public offering.

Advisory Fees

           Pursuant to the stockholders’ agreement, in addition to any other fees payable with respect to any of our financings or paid under our strategic alliance agreements, we paid 1% of the aggregate consideration paid in each acquisition transaction as an advisory fee to our stockholders in proportion to the percentage holding of each stockholder. For the year ended December 31, 2000, we paid a total of $11.9 million to GS Capital Partners II, L.P. and affiliated investment partnerships, $4.7 million to Constellation Enterprises, $1.8 million to affiliates of Mitsubishi Corporation and $1.2 million to Tokyo Electric Power Company International B.V. In 1999, we paid a total of $6.8 million to GS Capital Partners II, L.P. and affiliated investment partnerships and $2.9 million to Constellation Power Source (which was then our stockholder). In addition, prior to our initial public offering, Goldman, Sachs & Co. had the right to provide all investment banking services to us on arms-length terms, conditions and pricing. Both of these provisions terminated automatically upon the closing of our initial public offering.

Equity Investments

           Pursuant to the stockholders’ agreement, at the time of our formation in March 1998, GS Capital Partners II, L.P. and affiliated investment partnerships and Constellation Power Source irrevocably committed to provide us with additional equity capital subject to an aggregate maximum investment for each stockholder. Our other stockholders made similar commitments when they first purchased our stock in November 1999. The price at which each stockholder purchased stock upon the capital calls was set forth in the stockholders’ agreement at $10.00 per share for GS Capital Partners II, L.P. and affiliated investment partnerships and Constellation Enterprises and at $15.50 per share for our other stockholders, and was determined through arms-length negotiations and reflected our status and prospects at the time of the commitment. All commitments to provide equity under the stockholders’ agreement have been satisfied.

           The following table sets forth the equity investments to date for each of our principal stockholders:

Investor                                                         Amount ($)
--------                                                     -----------------
Entities affiliated with The Goldman Sachs Group, Inc....... $  368,975,000
Constellation Power Source, Inc. and affiliates.............    206,025,000
Mitsubishi Corporation and affiliates.......................    120,000,000
Tokyo Electric Power Company International B.V..............     80,000,000

           In March 1998, November 1998, December 1998, June 1999, July 1999, September 1999 and April 2000, GS Capital Partners II, L.P. and affiliated investment partnerships and Constellation Enterprises made equity investments pursuant to capital calls based upon their respective commitments described above. These funds were primarily used to finance acquisitions. GS Capital Partners II, L.P. and affiliated investment partnerships purchased 30,000,000 shares and Constellation Enterprises and affiliates purchased 17,500,000 shares pursuant to those capital calls.

           Pursuant to the stockholders’ agreement, in connection with several capital calls, we issued warrants to GS Capital Partners II, L.P. and affiliated investment partnerships to purchase a total of 5,034,257 shares of our common stock at an exercise price of $10.00 per share and 1,366,143 shares at an exercise price of $15.50 per share, and to Constellation Enterprises to purchase a total of 705,900 shares at an exercise price of $10.00 per share. All of these warrants expire ten years from the date of issuance.

           Under the stockholders’ agreement, Goldman, Sachs & Co. was entitled to a fee of 5% of the proceeds received by us in a private placement of equity (other than capital calls under the stockholders’ agreement) for acting as our agent in the transaction. The placement of equity with affiliates of Mitsubishi Corporation and Tokyo Electric Power Company International B.V. in November 1999 qualified as such a private placement and, under the stockholders’ agreement, Goldman, Sachs & Co. would have been entitled to a fee of $10 million. In connection with the negotiation of an amendment to the stockholders’ agreement, however, Goldman, Sachs & Co. agreed to reduce this fee to a total of $4 million in cash for all private placements. Of this amount, $2.4 million was earned in November 1999 and $1.6 million was earned in April 2000 at the time of capital calls against the prior commitments. We have satisfied all our obligations set forth in the stockholders’ agreement to pay fees in connection with any future placements of equity with new stockholders.

           In April 2000, our existing stockholders made equity investments to help finance the acquisition of the assets located in Ohio and Pennsylvania. First, all our existing stockholders satisfied their remaining commitments under the stockholders’ agreement at $10.00 per share for GS Capital Partners II, L.P. and affiliated investment partnerships and Constellation Enterprises and at $15.50 per share for affiliates of Mitsubishi Corporation and Tokyo Electric Power Company International B.V. Second, GS Capital Partners II, L.P. and affiliated investment partnerships invested approximately $69 million and Constellation Enterprises invested approximately $31 million over and above the amount that they had previously committed to invest pursuant to the stockholders’ agreement at $15.50 per share.

           The stockholders’ agreement provides that our certificate of incorporation and bylaws shall provide for indemnification, advancement of expenses and limitation of the personal liability of our directors to the fullest extent permitted by law, and that such provisions may not be amended, repealed or otherwise modified in any manner adverse to any director until at least six years from the closing of this offering. In addition, pursuant to the stockholders’ agreement, all transactions between us and any of our stockholders or their affiliates shall occur only after arms-length negotiations which result in market-based price, terms and conditions.

Senior Notes

           In April and May 2000, Goldman, Sachs & Co. acted as one of several initial purchasers of $400 million of our senior notes, purchasing $250 million of notes at customary arms-length discounts. As of December 31, 2000, Goldman, Sachs & Co. did not hold any of our senior notes.

Orion Power MidWest, L.P. Credit Facility

           In connection with the credit facility of Orion Power MidWest, L.P. entered into in April 2000, Goldman Sachs Credit Partners L.P. acted as an arranger, syndication agent, joint book runner and lender. We entered into the credit facility after arms-length negotiations and at market terms and conditions. As of December 31, 2000, Goldman Sachs Credit Partners L.P., as a lender, has received interest payments and fees under this credit facility totaling approximately $4.7 million.

Constellation Power Source Strategic Alliance Agreement

           We entered into a strategic alliance agreement with Constellation Power Source, pursuant to which Constellation Power Source was the exclusive provider of, and had the right of first refusal for, power marketing and risk management services for our facilities. We terminated this agreement upon closing of our initial public offering. We did not pay any money to Constellation Power Source under this agreement other than payments made to Constellation Power Source under the other agreements described below.

           We paid approximately $200,000 in 1999 to Constellation Power Source for rent, telephone and information technology support.

           In a related agreement, affiliates of Constellation Power Source agreed not to compete with us for the acquisition of existing non-nuclear generation assets for the period that the strategic alliance agreement is in effect. Our termination of the strategic alliance agreement also had the effect of terminating the non-compete.

Constellation Operating Services Strategic Alliance Agreement

           We entered into a strategic alliance agreement with Constellation Operating Services pursuant to which it was the exclusive provider of day-to-day operating and maintenance services for each of the generation facilities we acquired a controlling interest in (including our existing facilities). This agreement terminated in April 2000 upon the completion of our acquisition of Constellation Operating Services’ subsidiaries.

           We also entered into separate, site-specific, market-based, arms-length contracts with subsidiaries of Constellation Operating Services, essentially on a cost plus basis, to perform day-to-day operations and maintenance services at certain facilities. These agreements terminated in April 2000 upon the completion of our acquisition of Constellation Operating Services’ subsidiaries.

Agency Agreement

           In April 2000, in connection with Orion Power MidWest, L.P.‘s obligations under the Provider of Last Resort Contract, we entered into an agency and sale agreement with Constellation Power Source which expired March 31, 2001. We extended this agreement until April 30, 2001. The agreement provided that Constellation Power Source would act as Orion Power MidWest, L.P.‘s agent to sell its excess energy to third-party purchasers and purchase energy on behalf of Orion Power MidWest, L.P. to enable Orion Power MidWest, L.P. to meet its obligations as the provider of last resort. In return, Constellation Power Source was entitled to receive a monthly fee ranging from $60,000, to $150,000 depending on the season and between 23% and 38% of net revenue generated from its agency sales (over certain revenue benchmarks). For the year ended December 31, 2000, we paid approximately $820,000 to Constellation Power Source as a fee under this agreement.

Tolling Agreements

           We have entered into a five year gas tolling agreement with Constellation Power Source relating to our operation of the Carr Street facility, which continues until 2003. Under this agreement, the counterparty will have the exclusive right to receive all energy, capacity and ancillary services produced by the plant. The counterparty will pay for, and be responsible for, all fuel used by the plant. We are currently paid approximately $3.6 million per annum as a fixed fee and $3.15 per megawatt hour generated, both of which will escalate by approximately 2.5% per annum. We have guaranteed portions of the plant’s operating performance, and failure to meet these guarantees could result in penalties. We believe that when we entered into this agreement the terms were no less favorable to us than terms we could negotiate in an arms-length transaction.

           We have entered into two financial tolling agreements with Constellation Power Source relating to a total of 300 megawatts of on-peak energy in New York City. One transaction, representing 200 megawatts, is in effect from November 2000 through October 2001, and the other transaction, representing 100 megawatts, is in effect from March 2001 through February 2002. Under these agreements, we will pay Constellation Power Source the NY-ISO determined market price minus the lesser of a factor of the New York City delivered gas or oil market price. Constellation Power Source will pay us a fixed monthly fee of $1.6 million and $0.9 million, respectively. We believe that the terms of these agreements are no less favorable to us than terms we could negotiate in an arms-length transaction.

Constellation Operating Services Acquisition

           In April 2000, we acquired all of the outstanding capital stock of four subsidiaries of Constellation Operating Services for $18.9 million in stock and $0.1 million in cash. Our Board of Directors approved the valuation of these subsidiaries, which was determined after arms-length negotiations, in accordance with our stockholders’ agreement.

Agreements Relating to Public Utility Holding Company Act Regulation

           We have entered into an agreement with Goldman, Sachs & Co. and its affiliates pursuant to which we have agreed that if Goldman, Sachs & Co. and its affiliates are no longer a controlling shareholder in us but still own 5% or more of our outstanding voting securities, and we wish to engage in any activities that will subject us to regulation under the Public Utility Holding Company Act of 1935, as amended, known as PUHCA, and which are prohibited under our certificate of incorporation without the consent of Goldman, Sachs & Co., Goldman, Sachs & Co. and its affiliates will negotiate in good faith with us to structure the transaction or its ownership interest in us so as to avoid material regulatory or other restrictions on us or Goldman, Sachs & Co. and its affiliates.

           In addition, we have entered into a separate agreement with affiliates of Mitsubishi Corporation and Tokyo Electric Power Company International B.V. in the event we wish to engage in any transactions or activities that would subject them to regulation under PUHCA, solely by virtue of their ownership interest in us. We have agreed that for so long as affiliates of Mitsubishi Corporation or Tokyo Electric Power Company International B.V. own more than 5% of our outstanding voting securities, we will give them 60 days’ notice before engaging in any transactions or activities that would cause them to be deemed an “affiliate,” or a “subsidiary company,” or a “holding company” (as each of these terms is defined in PUHCA) or subject to regulation under PUHCA or the Federal Power Act, and will convert into non-voting stock, on a one-to-one basis, the number of shares of voting stock necessary to ensure that each will avoid becoming an “‘affiliate,” or a “subsidiary company,” or a “holding company” under PUHCA or subject to regulation under PUHCA. The affiliates of Mitsubishi Corporation and Tokyo Electric Power Company International B.V. each has the right to convert their shares of non-voting stock into an equal number of voting common stock at any time and in their sole discretion. If either an affiliate of Mitsubishi Corporation’s or Tokyo Electric Power Company International B.V.‘s total share ownership in us, including voting and non-voting stock, falls below 5%, all of that stockholders’ non-voting shares will convert automatically back to voting common stock and the agreement will terminate with respect to that stockholder.

Loans from Stockholders

           During 1999 and 1998, GS Capital Partners II, L.P. and affiliated investment partnerships made loans to us of approximately $71.1 million and Constellation Enterprises made loans to us of approximately $41.2 million to allow us to pay our initial expenses. Each loan was for a five-year term, required earlier repayment in the event of our public offering, sale, liquidation or merger and accrued interest at 7%, payable semiannually. In November 1999, we repaid the total balance due to Constellation Enterprises with funds from the capital calls of our new investors. In April 2000, GS Capital Partners II, L.P. and affiliated investments partnerships converted all of their approximately $71.1 million in loans to 7,108,600 shares of common stock in satisfaction of a portion of its capital commitments.

           We paid interest of approximately $0.8 million in 1999 to affiliates of Constellation Enterprises. We accrued interest of approximately $2.2 million in 1999 and $3.7 million in 2000 to GS Capital Partners II, L.P. and affiliated investment partnerships.

Loans to Directors, Officers and Employees

           We have made the following loans to directors, officers and employees in connection with their purchase of common stock at the indicated dates:

Name                               Loan Amount ($)                   Date
----                               ---------------                   ----

Frederic V. Salerno................    $5,000,300                 April 2000
Jack A. Fusco......................         7,873                December 1998
                                          125,460                  July 1999
Scott B. Helm......................        15,746                December 1998
                                          250,920                  July 1999
W. Thaddeus Miller.................       150,000                  July 1999
E. Thomas Webb.....................       100,000                  July 1999

          The loans are limited recourse to the borrower, secured by all shares and options held by the borrower on the date of the loan and all shares acquired by the borrower in connection with the exercise of options held on the date of the loan. Except in the case of Mr. Salerno, the loans each bear interest at 7% per annum and are repayable on the date which is five years from the date of the initial loan.

          Mr. Salerno’s loan bears interest at the greater of the London Interbank Offered Rate plus 1%, or the “applicable federal rate” as determined pursuant to the Internal Revenue Code. Interest accrues annually commencing December 31, 2000. The principal and interest are repayable on the first to occur of the fifth anniversary of the loan, one year after Mr. Salerno’s service as one of our directors terminates due to death, termination without cause, a fiduciary resignation or the expiration of the two year term of his director agreement, or the 90th day following the date Mr. Salerno’s service as a director terminates for any other reason.

Registration Rights

          Each of GS Capital Partners II, L.P. and affiliated investment partnerships, Constellation Enterprises, Constellation Operating Services, certain affiliates of Mitsubishi Corporation and Tokyo Electric Power Company International has been granted registration rights by us pursuant to which each stockholder may require us from time to time after the expiration of six months from our initial public offering, to register their shares of common stock for sale to the public under the Securities Act. In addition, each of our stockholders has piggyback registration rights that allow them to include their shares of common stock in registration statements initiated by us. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in a registration statement.

Compensation Committee Interlocks and Insider Participation

          The members of our Compensation Committee have no interlocking relationships as defined under SEC regulations.

Compensation Committee Report on Executive Compensation

          The Compensation Committee, which consists entirely of directors who are not employees of the Company, will review and approve all remuneration arrangements for the Company’s executive officers and directors, and will review and approve compensation plans in which executive officers are eligible to participate. The Compensation Committee presently consists of Messrs. Salerno, O’Toole and Tese and Ms. Mills. The Company’s philosophy for compensating executive officers is designed to attract, reward, motivate and retain key executives who are capable of achieving the Company’s objectives.

          The Compensation Committee was not appointed prior to consummation of the Company’s initial public offering in November 2000, and, accordingly, did not review any compensation arrangements for the Company’s executive officers for 2000. All the Company’s executive officers are employed pursuant to employment agreements which were entered into prior to the consummation of the Company’s initial public offering. The compensation paid to executive officers of the Company at the time of the initial public offering was established prior to the initial public offering by the Company’s then existing Board of Directors.

          The Company’s compensation program for executive officers will consist of the following key elements: salary based on individual performance and contributions to the Company; an annual bonus that is directly related to the performance of the executive’s business unit and the Company as a whole; and grants of stock options designed to motivate individuals to enhance the long-term value of the Company’s stock.

          The grant of bonuses to executive officers will be entirely discretionary based on the perception of the individual's performance, responsibility and functions and how his performance may have contributed to the Company's performance.

          The Company has the 1998 stock incentive plan which is designed to link the interests of the executive officers with the Company’s stockholders and provide such executives with an equity interest in the Company. The options are designed to enhance stockholder values by benefiting executives only if other stockholders of the Company also benefit. The purpose of the plan is to encourage executives and others to acquire a larger stock ownership and proprietary interest in the Company and thereby stimulate the active interest of such persons in the development and financial success of the Company. All options granted in 2000 were issued under individual agreements entered into with employees pursuant to the plan. All options granted in 2000 were granted at the fair market value of the Company’s common stock as of the effective dates of the respective agreements. The number of options that the Committee grants to executive officers, including Mr. Fusco, is based on individual performance and level of responsibility. Stock options were the only long-term incentives granted to executive officers in 2000. Since stock options are tied to future performance of the Company’s common stock, they will provide value only if the price of the Company’s common stock exceeds the exercise price of the options.

          In 1993 the tax laws were amended to limit the deduction a publicly held company is allowed for compensation paid to the chief executive officer and the four other most highly compensated executive officers. Generally, amounts paid in excess of $1 million, other than performance-based compensation, may not be deducted. In order to be considered performance-based compensation, one of the criteria imposed by the tax law is that the plan relating to such compensation must be approved by a company’s stockholders. The Committee will evaluate maximizing the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers.

The Compensation Committee

Frederic V. Salerno
Cheryl D. Mills
Terence M. O'Toole
Vincent Tese

Audit Committee Report

             The Audit Committee has:

1.	reviewed and discussed the Company's audited consolidated financial statements with management;

2.	discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as modified or supplemented;

3.

received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with the independent accountants the independent accountants' independence; and

4.

based on the review and discussions referred to in Items 1-3 above, recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

The Audit Committee

Frederic V. Salerno
Cheryl D. Mills
Vincent Tese

              The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached hereto as Appendix A. All the members of the Audit Committee are independent, as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards, as modified or supplemented.

Stockholder Return Performance Presentation

              The following line graph sets forth for the period November 14, 2000, the date on which the trading of the Company’s common stock commenced, through December 31, 2000, a comparison of the percentage change in the cumulative total stockholder return on the Company’s common stock compared to the Standard & Poor’s 500 Index, the Standard & Poor’s Utility Index and a selection of peer companies in the same line of business. This peer group consists of NRG Energy, Inc., Mirant Corporation, Calpine Corporation, Dynegy Inc., and The AES Corporation.

              The graph assumes that the shares of the Company’s common stock were bought at the initial public offering price of $20.00 per share and that the value of the investment in each of the Company’s common stock and the indices was $100 at the beginning of the period. The graph further assumes the reinvestment of dividends.

               The stock price performance shown on the graph below is not indicative of future price performance.

(a) Peer Composite includes NRG Energy, Inc., Mirant Corporation, Calpine Corporation, Dynegy Inc., and The AES Corporation

Total Return To Shareholders

(Dividends reinvested monthly)

                                        BASE
                                        PERIOD
COMPANY / INDEX                         14-NOV-2000         31-DEC-2000
------------------------------------------------------------------------------
ORION POWER HOLDINGS, INC.               100.00               123.13
S&P 500 INDEX                            100.00                95.47
S&P UTILITY INDEX                        100.00               110.00
PEER GROUP COMPOSITE INDEX               100.00               111.15

Security Ownership of Certain Beneficial Owners and Management

              The following table sets forth information about the beneficial ownership of our common stock as of March 31, 2001 by (1) each person who is the beneficial owner of more than five percent of the outstanding shares of our common stock, (2) each of our directors, (3) each of our executive officers, and (4) all of our executive officers and directors as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For the purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of March 31, 2001.

                                                       NUMBER OF SHARES     PERCENTAGE OF
                                                         BENEFICIALLY          SHARES
         NAME                                               OWNED            OUTSTANDING
  5% STOCKHOLDERS:
  Entities affiliated with The Goldman Sachs Group         40,851,000          41.1%
  Inc.(a).............................................
  Constellation Energy Group, Inc. and affiliates(b)..     18,205,900          19.4%
  Mitsubishi Corporation and affiliates(c)............      7,741,936           8.3%
  Tokyo Electric Power Company International B.V.(d)..      5,161,290           5.5%
  DIRECTORS AND NAMED EXECUTIVE OFFICERS:
  Jack A. Fusco(e)....................................       334,008(f)           *
  Scott B. Helm(e)....................................       317,718(g)           *
  W. Thaddeus Miller(e)...............................       247,882(h)           *
  E. Thomas Webb(e)...................................       145,499(i)           *
  Dr. Michael Gluckman(e).............................         7,819(j)           *
  Frederic V. Salerno(k)..............................        806,500             *
  Edward A. Crooke(l).................................     18,205,900          19.4%
  Richard A. Freidman(m)..............................     40,851,000          41.1%
  Tsutomu Kajita(n)...................................      7,741,936           8.3%
  Douglas F. Londal(o)................................     40,851,000          41.1%
  Terence M. O'Toole(p)...............................     40,851,000          41.1%
  Cheryl D. Mills(q)..................................          2,390             *
  Vincent Tese(r).....................................          2,390             *
                                                           ----------          -----
  All directors and executive officers
  as a group (13 people)(l)(m)(n)(o)(p)(q)(r)(s)......     68,658,262          69.8%
                                                           ==========          =====

__________

*	Less than one percent.

(a)

Consists of 14,984,097 shares and 2,966,742 warrants held by GS Capital Partners II, L.P., 5,956,795 shares and 1,179,401 warrants held by GS Capital Partners II Offshore, L.P., 552,685 shares and 109,427 warrants held by GS Capital Partners II Germany C.L.P., 773,101 shares and 152,234 warrants held by Stone Street Fund 1998, L.P., 233,322 shares and 45,945 warrants held by Bridge Street Fund 1998, L.P., 8,796,383 shares and 1,445,976 warrants held by GS Capital Partners III, L.P., 2,418,232 shares and 397,515 warrants held by GS Capital Partners III Offshore, L.P., 406,086 shares and 66,753 warrants held by GS Capital Partners III Germany C.L.P., 197,579 shares and 21,844 warrants held by Stone Street Fund 2000, L.P., and 131,720 shares and 14,563 warrants held by Bridge Special Opportunities Fund 2000, L.P. an affiliate of The Goldman Sachs Group, Inc., of which Goldman, Sachs & Co. (an underwriter in this offering) is an indirect wholly-owned subsidiary, is either the general partner, managing general partner or investment manager of each of these entities. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests therein held by persons other than The Goldman Sachs Group, Inc. and its affiliates. The address of each of these funds is 85 Broad Street, New York, New York 10004. Based on a Schedule 13D filed with the SEC on December 11, 2000.

(b)

250 W. Pratt Street, Baltimore, Maryland 21201. Represents common stock held by wholly-owned subsidiary, Constellation Enterprises, Inc. and includes 705,900 warrants. Based on a Schedule 13G filed with the SEC on February 14, 2001.

(c)

Includes shares beneficially owned by the following wholly-owned subsidiaries of Mitsubishi Corporation: 3,677,419 shares owned by Diamond Generating Corporation, 3,677,419 shares owned by Diamond Cayman, Inc., and 387,098 shares owned by Mitsubishi International Corporation. The address of Diamond Generating Corporation is 333 South Grand Avenue, Suite 3000, Los Angeles, California 90071, of Diamond Cayman, Inc. is c/o Mitsubishi Corporation, 6-3 Marunouchi 2-chome, Chiyoda-ku Tokyo 100-8086 Japan, and of Mitsubishi International Corporation is 520 Madison Avenue, New York, New York 10022.

(d)	Official 1, De Boelelaan 7, 1083HJ, Amsterdam, The Netherlands.

(e)	7 East Redwood,, Baltimore, Maryland 21202.

(f)	Includes 313,908 shares subject to stock options that are exercisable within 60 days of March 31, 2001.

(g)	Includes 277,718 shares subject to stock options that are exercisable within 60 days of March 31, 2001.

(h)	Includes 225,382 shares subject to stock options that are exercisable within 60 days of March 31, 2001.

(i)	Includes 145,499 shares subject to stock options that are exercisable within 60 days of March 31, 2001.

(j)	Includes 4,819 shares subject to stock options that are exercisable within 60 days of March 31, 2001.

(k)	Includes 161,300 stores subject to stock options that are exercisable within 60 days of March 31, 2001. 1095 Avenue of the Americas, New York, New York 10036.

(l)

250 W. Pratt Street, Baltimore, Maryland 21201. Mr. Crooke, who is Vice Chairman of Constellation Energy Group, an affiliate of Constellation Enterprises, disclaims beneficial ownership of the securities owned by Constellation Energy Group and its affiliates, except to the extent of his pecuniary interest in those securities.

(m)

85 Broad Street, New York, New York 10004. Mr. Friedman, who is a Managing Director of Goldman, Sachs & Co., disclaims beneficial ownership of the securities owned by affiliates of Goldman, Sachs & Co., except to the extent of his pecuniary interest in those securities.

(n)

333 South Grand Avenue, Suite 3000, Los Angeles, California 90071. Mr. Kajita, who is Executive Vice President and Treasurer of Diamond Generating Corporation, a wholly-owned subsidiary of Mitsubishi Corporation, disclaims beneficial ownership of the securities owned by Mitsubishi and its affiliates, except to the extent of his pecuniary interest in those securities.

(o)

85 Broad Street, New York, New York 10004. Mr. Londal, who is a Managing Director of Goldman, Sachs & Co., disclaims beneficial ownership of the securities owned by affiliates of Goldman, Sachs & Co., except to the extent of his pecuniary interest in those securities.

(p)

85 Broad Street, New York, New York 10004. Mr. O'Toole, who is a Managing Director of Goldman, Sachs & Co., disclaims beneficial ownership of the securities owned by affiliates of Goldman, Sachs & Co., except to the extent of his pecuniary interest in those securities.

(q)	Represents stock options that are exercisable within 60 days of March 31, 2001.

(r)	Represents stock options that are exercisable within 60 days of March 31, 2001.

(s)	Includes 8,343,134 shares subject to warrants and stock options that are exercisable within 60 days of March 31, 2001.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

          The Company believes that during 2000 all of its officers, directors and holders of more than 10% of its common stock complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934. In making this disclosure, the Company has relied solely on written representations of its directors, officers and holders of more than 10% of its common stock and on copies of reports that have been filed with the Securities and Exchange Commission.

          The Board of Directors of the Company recommends a vote FOR the Board's nominees for election to the Board of Directors.

2.  APPOINTMENT OF INDEPENDENT AUDITORS

          The Board of Directors of the Company has selected Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2001. A representative of Arthur Andersen LLP is expected to be present at the meeting and will have the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Audit Fees

          The aggregate fees we were billed by Arthur Andersen LLP for professional services rendered for the audit of our annual financial statements for 2000 and the reviews of the financial statements included in our Forms 10-Q for 2000 were $495,000.

Financial Information Systems Design and Implementation Fees

          Arthur Andersen LLP rendered services to us during 2000 related to financial information systems design and implementation. We were billed $863,811 for those services.

All Other Fees

          The aggregate fees we were billed by Arthur Andersen LLP for professional services other than those described above under the captions of "Audit Fees" and "Financial Information Systems Design and Implementation Fees" were $598,253.

Audit Committee Consideration of these Fees

          Our Audit Committee has considered whether the provision of the services covered under the categories of “Financial Information Systems Design and Implementation Fees” and “All Other Fees” is compatible with maintaining the independence of Arthur Andersen LLP.

The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of Arthur Andersen LLP as the Company's auditors.

3.  OTHER MATTERS

Stockholder Proposals

           Proposals of stockholders intended to be presented at the Company’s 2002 Annual Meeting of Stockholders must be received by the Company on or prior to December 31, 2001 to be eligible for inclusion in the Company’s Proxy Statement and form of Proxy to be used in connection with such meeting.

Other Business

          At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with the judgment of the Board of Directors.

Dated: April 30, 2001

By order of the Board of Directors, W. Thaddeus Miller Secretary

APPENDIX A

Orion Power Holdings, Inc.

Audit Committee Charter

Approved and adopted by the Board of Directors

January 19, 2001

Organization

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and if amendments are required shall obtain the approval of the board of directors for such amendments. The committee shall be appointed by the board of directors and shall consist of at least three directors with one member to be appointed as chair, each of whom is independent of management and the Company in accordance with the provisions of the New York Stock Exchange. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise. The committee shall meet at least four times a year, or more frequently as the committee considers necessary. At least once each year, the committee shall have private meetings with the independent auditors, management and the internal auditors.

Statement of Policy

The audit committee shall provide assistance to the board of directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication among the committee, independent auditors, the internal auditors and management of the Company. The committee may also have other duties as may from time to time be assigned by the Board. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain special legal counsel, accountants or other consultants for this purpose.

Responsibilities and Processes

The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of its activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing and/or reviewing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The role of the committee shall include recommending to the Board the inclusion of the Company's audited financial statements in the Company's Annual Report on the Form 10-K. The committee and the board recognize that management (including the internal audit staff) and the independent auditors have more resources and time and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly, the Committee's oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

The following shall be the principal recurring processes of the audit committee in carrying out its responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

•

The committee shall have a clear understanding with management and the independent auditors, and that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company’s shareholders. Such accountability requires, among other things, that the independent auditors present to the audit committee all matters concerning the auditors’ independence, the auditing process and accounting principles and the results of operations of the Company, as required by the applicable securities laws, New York Stock Exchange Rules and Statements on Auditing Standards. The committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the outside auditor to be proposed for shareholder approval in a proxy statement). The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company’s independent auditors, subject to shareholders’ approval.

•

The committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. The committee shall discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs. Particular emphasis shall be given to the adequacy of internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper. Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations and the cooperation from management that the independent auditors received during the course of audit.

•

The committee is also responsible for overseeing internal audit activities, including discussing with management and the internal auditors the internal audit function’s organization, objectivity, responsibilities, plans, results, budget, and staffing.

•	The committee shall also discuss with management, the internal auditors, and the independent auditors the quality and adequacy of and compliance with the Company’s internal controls.

•

The committee shall have the ability to discuss with management and/or the Company’s general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company’s financial statements and any material reports or inquiries from regulatory or governmental agencies.

•

The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. The committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

•

The committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including its judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

•

The Committee shall report the results of the annual audit to the board of directors. If requested by the board, the Committee shall invite the independent auditors to attend the full board of directors meeting to assist in reporting the results of the annual audit or to answer other directors’ questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the audit committee meeting during which the results of the annual audit are reviewed).

•	The Committee shall submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

•

The Committee shall review the Company’s disclosure in the proxy statement for its annual meeting of shareholders that describes that the Committee has satisfied its responsibilities under this Charter for the prior year. In addition, a copy of this Charter shall be included in the annual report to shareholders or the proxy statement at least triennially or the year after any significant amendment to the Charter.

PROXY

ORION POWER HOLDINGS, INC.
2001 ANNUAL MEETING OF STOCKHOLDERS - JUNE 11, 2001
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned stockholder of ORION POWER HOLDINGS, INC., a Delaware corporation, hereby appoints Jack A. Fusco, Scott B. Helm and W. Thaddeus Miller, and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 2:00 p.m. on June 11, 2001, and at any adjournment or adjournments thereof (the “Meeting”), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD
PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE
(Continued and to be signed on reverse side.)

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES SET FORTH BELOW AND "FOR" THE FOLLOWING PROPOSAL:

1.	Election of Directors Nominees: Frederic V. Salerno, Jack A. Fusco, Edward A. Crooke, Richard A. Friedman, Tsutomu Kajita, Douglas F. Londal, Cheryl D. Mills, Terence M. O'Toole and Vincent Tese. INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the following space ______________________________________	For All / /	Withhold All / /	For All Except / /	2.	Proposal to aprpove the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001.	For / /	Against / /	Abstain / /
This Proxy, when properly executed, will be voted as directed, but if no instructions are specified, this Proxy will be voted for the director nominees set forth above and for the proposal set forth above. If any other business is presented at the Annual Meeting, this Proxy will be voted by those named in this Proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. All prior proxies are hereby revoked.

Dated:________________________________________, 2001

Signature___________________________________________________________________

Signature if held jointly____________________________________________________
Please sign exactly as your name appears above. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT

PLEASE VOTE, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE